Exhibit 99.1

Consolidated Statements of Cash Flows (Unaudited)

(in millions of U.S. dollars)	December 29, 2007	December 30, 2006	December 31, 2005
OPERATING ACTIVITIES
Net (loss) income	$(73.2)	$(17.5)	$24.6
Depreciation and amortization	71.7	86.8	70.2
Amortization of financing fees	1.8	1.1	0.8
Share-based compensation	3.9	11.4	—
Minority interest	2.7	3.8	4.5
Loss on disposal of property, plant and equipment	0.2	—	1.5
Gain on buyback of notes	(0.4)	—	—
Asset impairments	66.4	15.4	33.5
Net change in non-cash working capital, deferred income taxes and other non-cash items	7.7	8.4	(6.0)

Cash provided by operating activities	80.8	109.4	129.1

INVESTING ACTIVITIES
Additions to property, plant and equipment	(74.1)	(35.1)	(75.8)
Additions to intangibles and other assets	(3.7)	(13.0)	(9.0)
Proceeds from disposition of property, plant and equipment	1.3	1.6	2.2
Acquisition of businesses and business assets	(2.2)	—	(135.1)

Cash used in investing activities	(78.7)	(46.5)	(217.7)

FINANCING ACTIVITIES
Payments of long-term debt	(0.7)	(1.0)	(0.9)
Payments of short-term borrowings	(13.7)	—	—
Short-term borrowings	34.7	(65.9)	91.8
Long-term borrowings	0.7	—	—
Purchase and cancellation of long-term debt	(5.5)	—	—
Distributions to subsidiary minority shareowner	(3.9)	(5.4)	(5.8)
Issue of common shares	0.5	0.4	3.6
Financing costs	—	—	(3.8)
Other financing activities	(0.4)	0.6	(0.4)

Cash provided by (used in) financing activities	11.7	(71.3)	84.5
Effect of exchange rate changes on cash	0.2	0.1	(0.8)

Net increase (decrease) in cash	14.0	(8.3)	(4.9)
Cash, beginning of year	13.4	21.7	26.6

Cash, end of year	$27.4	$13.4	$21.7